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                                                                    EXHIBIT 12.1

CONSOLIDATED FIXED CHARGE COMPUTATION FOR
SOLECTRON CORPORATION
($MILLIONS)

                                                                                 Year Ended August 31
                                                                          -----------------------------------
Losses:                                                                     2004          2003         2002
                                                                          --------     ---------    ---------
   Net loss                                                               $ (168.9)    $(3,462.0)   $(3,110.2)
   Discontinued operations (income) loss, net of tax                         (82.9)        442.2         39.4
   Income tax (benefit) expense                                               (0.3)        532.1       (449.0)
                                                                          --------     --------     ---------
   Loss from continuing operations before income tax (benefit) expense    $ (252.1)    $(2,487.7)   $(3,519.8)
   Add back: fixed charges                                                   171.0         236.2        272.4
                                                                          --------     ---------    ---------
   Earnings before fixed charges                                             (81.1)    (2,251.5)    (3,247.4)
                                                                          ========     =========    =========

Fixed Charges:
   Interest portion of rental expense                                     $   26.8     $    29.1    $    33.6
   Interest expense                                                          144.2         207.1        238.8
                                                                          --------     ---------    ---------
                                                                          $  171.0     $   236.2    $   272.4
                                                                          ========     =========    =========

Ratio of earnings to fixed charges
                                                                          --------     ---------    ---------
Deficiency of earnings to fixed charges                                   $ (252.1)    $(2,487.7)   $(3,519.8)
                                                                          ========     =========    =========